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                                                                      EXHIBIT 2B

               [LOGO] [TECH ELECTRO INDUSTRIES, INC. LETTERHEAD]

                                                                October 21, 1999

Andrew Wilczynski
PricewaterhouseCoopers, LLC.
145 King Street West
Toronto, Ontario Canada M5H 1V8

Re: Purchase Alphanet Hospitality Systems, Inc. ("AHS") by Tech Electro Industries, Inc. ("Tele")

Dear Mr. Wilczynski:

      Contemporaneously with the execution of this letter, Tele is purchasing from PricewaterhouseCoopers, LLC, Trustee of the Estate of AlphaNet Telecom, Inc., a bankrupt, ("Trustee") all of the issued and outstanding capital stock of AHS, (the "AHS Stock") and certain intellectual property, copyrights and trademarks (the "AHS Property") all as more fully described in that certain Bill of Sale executed and delivered by the Trustee contemporaneously herewith. In accordance with our understanding and agreement, the purchase price for the AHS Stock and the AHS Property is US $3,450,000 plus a closing date extension fee of US $25,000 and a bridge loan fee of US $25,000 for an aggregate consideration of US $3,500,000 ("Purchase Price"). Also per our agreement, the Purchase Price is payable to the Trustee, as follows:

      (i) US $1,400,000 cash, heretofore delivered to and received by the Trustee.

      (ii) Delivery of that certain promissory note of Tele in the principal amount of US $2,100,000 payable to the Trustee, a copy of which is attached hereto as Exhibit A, and incorporated herein (the "Note").

           Tele has pledged the AHS Stock to the Trustee to secure payment of the Note and has executed a Pledge Agreement with respect thereto. To further secure the Trustee per its request, Tele makes the following covenants that shall remain in full force and effect until the Note is paid in full:

      (1) Tele shall not cause or allow AHS to upstream or pay any money or capital to Tele without the prior written consent of the Trustee unless AHS has in excess of US $100,000 cash on hand (the "Excess Cash") and represents in writing to the Trustee that any such payment upstreaming of capital will


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         not impair AHS's ability to operate in the normal course of business;
         provided however any cash upstreamed or paid to Tele by AHS shall not exceed in any calendar month the lesser of (i) US $40,000 or (ii) the Excess Cash; provided further, however, if Tele's receipt of any cash or upstreaming of capital from AHS impairs AHS's ability to operate in the normal course of its business, Tele will reimburse AHS the funds necessary to enable AHS to operate in the normal course of its business.
     (2) Tele shall use its best efforts to refinance that certain indebtedness of AHS, in the amount of US $2,525,000 incurred contemporaneously herewith ("AHS indebtedness") and will regularly notify the Trustee of its efforts and progress in this regard.
     (3) Tele will use its best efforts to pay the Note in full or in part prior to its maturity. Tele has started this process to obtain a loan to repay the Note. Except for an initial principal payment on the AHS indebtedness of up to US $150,000, ("AHS initial payment"), Tele agrees to cause a principal payment to be made on the Note if a principal payment is made on the AHS indebtedness in excess of the AHS initial payment (the "excess AHS principal payment"). The amount of the payment on the Note shall be equal to the percentage amount of the excess AHS principal payment on the AHS indebtedness. For example, if 10% of the AHS outstanding principal is paid, 10% of the outstanding principal of the Note shall be paid.
     (4) Several weeks ago, Tele asked First Capital Services, Inc. ("FCS") to deposit with the Trustee US $500,000 intended by FCS and Tele to be a portion of a loan FCS agreed to make to AHS (the "FCS loan"), part of the proceeds of which were to be used to pay the Trustee the full purchase price for the AHS Stock and AHS Property. FCS defaulted on its obligation to fund the FCS loan causing AHS and Tele to obtain alternative financing including the deferred payment of the Purchase Price, as evidence by the Note. Tele and AHS have been damaged by FCS's said default and intend to prosecute their claims against FCS to recover their respective damages. Tele acknowledges that said US $500,000 is not and cannot constitute any part of the Purchase Price. The Trustee acknowledges that it shall return the said US $500,000 to FCS. In consideration thereof, Tele shall indemnify and hold harmless the Trustee against any claims made by FCS against the Trustee with respect to said US $500,000 and the FCS loan including the costs of defending the Trustee against any such claims.

     The occurrence of a default by Tele of any of its covenants, agreements or other obligations herein shall constitute a default of the terms of the Note, and in such case, the Trustee may, in its sole discretion, declare the principal amount of the Note immediately due and payable.

     The attached AHS Closing Statement (Exhibit B hereto and incorporated herein), evidences the disbursements of the proceeds of the AHS indebtedness, the Note and the said US $1,400,000 heretofore deposited with the Trustee, that the Trustee acknowledges receipt of and to which it has no objection. The Trustee also


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     acknowledges that AHS does not owe any amount or indebtedness to the
     Trustee, Alphanet Telecom, Inc. or any affiliate of Alphanet Telecom, Inc., after giving effect to the subject transaction.

     If the foregoing is in accord with your understanding and agreement, please so indicate by signing in the space provided below. Thank you.

                                            Signed:


                                             /s/ IAN EDMONDS
                                            ---------------------------------
                                            Ian Edmonds, Vice President


                                             /s/ MEEMEE TAN
                                            ---------------------------------
                                            MeeMee Tan, Secretary


                                            Agreed:


                                            PricewaterhouseCoopers, LLC
                                            Trustee


                                             /s/ ANDREW WILCZYNSKI
                                            ---------------------------------
                                            By: Andrew Wilczynski
                                            Vice President